UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2022

ENTERPRISE PRODUCTS PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-14323	76-0568219
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Louisiana Street, 10th Floor, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 381-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Common Units	EPD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 29, 2022, Dan Duncan LLC, the sole member of Enterprise Products Holdings LLC (the “General Partner”), the general partner of Enterprise Products Partners L.P. (the “Partnership”), appointed a new slate of individuals together constituting the entire board of directors (the “Board”) of the General Partner, with such appointment to become effective as of January 1, 2023. The new slate of directors includes (a) the following existing members of the Board: Richard H. Bachmann, Carin M. Barth, Murray E. Brasseux, W. Randall Fowler, James T. Hackett, William C. Montgomery, John R. Rutherford, A. James Teague, Harry P. Weitzel and Randa Duncan Williams and (b) the following new member of the Board: Rebecca G. Followill.

Mrs. Followill, age 64, is a petroleum engineer with 38 years of energy industry experience, including over 25 years providing analysis and assessing the valuations and competitiveness of public and private companies as a securities analyst. She retired from U.S. Capital Advisors in May 2022, most recently serving as a Senior Managing Director. Prior to joining U.S. Capital Advisors in December 2010, Mrs. Followill served in senior roles at Tudor, Pickering, Holt, & Co. from 2007 to 2010, Howard Weil, Inc. from 2000 to 2007 and Merrill Lynch from 1997 to 2000. She began her career as a reservoir engineer for Tenneco Oil Company. Mrs. Followill serves on the board of the Texas A&M Petroleum Ventures Program. She was also named to Hart Energy’s list of 25 Influential Women of Energy.

Mrs. Followill will receive compensation for her services as a director consistent with that provided to the General Partner’s other non-employee directors, as previously disclosed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”). There are no arrangements or understandings between Mrs. Followill and any other person pursuant to which she was appointed as a director. Also effective as of January 1, 2023, Mrs. Followill was appointed to serve on the Board’s Audit and Conflicts Committee.

As previously disclosed, the Board has adopted the “Enterprise Products Partners L.P. Governance Guidelines” (the “Governance Guidelines”), which address several matters regarding the governance of the Partnership and the General Partner, including qualifications for directors. The Governance Guidelines provide that a non-management director will not be eligible for reappointment to the Board after the end of the calendar year during which he or she reaches 80 years of age (subject to limited exceptions). As a consequence, Richard S. Snell, who reached 80 years of age during 2022 (and who served as a non-management director prior to January 1, 2023), was not reappointed to the Board. Mr. Snell’s departure did not result from any disagreement with the Partnership, the General Partner or its management on any matter relating to the Partnership’s business operations, policies or practices.

After giving effect to the appointment of the Board members, Mr. Snell was appointed by the Board as an advisory director. Mr. Snell will receive compensation for his services as an advisory director consistent with that provided to the General Partner’s other advisory directors, as previously disclosed in the Annual Report.

Ms. Williams will continue to serve as the non-executive Chairman of the Board, and Mr. Bachmann will continue to serve as the non-executive Vice Chairman of the Board. In addition, Edwin E. Smith will continue to serve as an additional advisory director, and O. S. Andras will continue to serve as an honorary director. Advisory directors and honorary directors are not entitled to vote as directors on any matters.

Effective January 1, 2023, in connection with the appointment of the new Board, the Audit and Conflicts Committee, Governance Committee and Capital Projects Committee of the Board consist of:

Audit and Conflicts Committee	Governance Committee	Capital Projects Committee
William C. Montgomery – Chairman Murray E. Brasseux Rebecca G. Followill	James T. Hackett – Chairman Carin M. Barth John R. Rutherford	A. James Teague – Co-Chairman W. Randall Fowler – Co-Chairman Richard H. Bachmann Carin M. Barth Murray E. Brasseux James T. Hackett Harry P. Weitzel Randa Duncan Williams

On December 29, 2022, the Partnership issued a press release announcing the addition of Mrs. Followill to the Board and the appointment of Mr. Snell as an advisory director. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated December 29, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.

	By:	Enterprise Products Holdings LLC, its General Partner

Date: December 29, 2022	By:	/s/ R. Daniel Boss
	Name:	R. Daniel Boss
	Title:	Executive Vice President – Accounting,
Risk Control and Information Technology

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